Exhibit 99.1

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

DIGESTIVE DISEASE WEEK UPDATE

XIFAXAN™ Investigated in Pouchitis

RALEIGH, NC, May 16, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today reported results of an investigator-initiated trial of XIFAXAN™ (rifaximin) tablets 200 mg that are being presented at Digestive Disease Week® 2005 (DDW) today. The poster is available for viewing from 8:00 a.m. until 5:00 p.m. today. The investigator has been requested to be present at the poster from 12:00 noon until 2:00 p.m.

Pouchitis

Dr. Leonard Baidoo, Graduate Hospital, Philadelphia, PA, et al. investigated the efficacy, tolerability and safety profile of rifaximin 800 mg daily (400 mg BID) in the treatment of 10 patients experiencing pouchitis. In this open label study patients were treated with 400 mg of rifaximin two times daily for 14 days. 90% of the patients responded to treatment with rifaximin, with mean time to onset of response of 3 days and mean time to complete response of 7 days. 89% of the responders, including 3 patients who had been refractory to treatment with ciprofloxacin dosed at 500 mg two times daily, had complete remission and 11% reported a greater than 50% response. Mean bowel frequency decreased from 14 daily to 5 daily. All patients reported decreased fecal urgency and complete resolution of abdominal pain. No adverse events were reported.

Schedule information on upcoming poster presentations is provided below:

TOPIC	LEAD AUTHOR	DATE/TIME*
Small Intestinal Bacterial Overgrowth in Irritable Bowel Syndrome Patients	Dr. Cristiano Lauritano	May 17

Moderate to Severe Crohn’s Disease	Dr. Brian Bosworth	May 18

Mild-Moderate Crohn’s Disease	Dr. Asher Kornbluth	May 18

Small Bowel Bacterial Overgrowth	Dr. Leonard Baidoo	May 18

*	Posters are available for viewing from 8:00 a.m. until 5:00 p.m. on the day listed above. Investigators are requested to be present at their respective poster from 12:00 noon until 2:00 p.m.

Digestive Disease Week (DDW) is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA), the American Society for Gastrointestinal Endoscopy (ASGE) and the Society for Surgery of the Alimentary Tract (SSAT), DDW takes place May 14-19, 2005 in Chicago. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, please visit www.ddw.org.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

For full prescribing information on Xifaxan, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.